EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into December 20, 2005 (the "EFFECTIVE DATE"), by and between SpaceDev, Inc., a Colorado corporation (together with its successors, the "COMPANY"), and Mark N. Sirangelo ("EXECUTIVE").

                                    RECITALS

     WHEREAS, the Company desires to employ Executive in the capacity of Chief Executive Officer and Vice Chairman of the Company, and Executive desires to accept such employment; and

WHEREAS, the parties desire and agree to enter into an employment relationship by means of this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.     TERM.

     (a) Term; At-Will Employment. The initial term of Executive's employment hereunder shall be for a period of two (2) years (the "TERM"), commencing on December 30, 2005 (the "EFFECTIVE DATE") and continuing through the second anniversary date thereof, subject to earlier termination as hereinafter specified. The Company and Executive acknowledge that Executive's employment with the Company is "at-will," as defined under applicable law, and that either party may terminate Executive's employment with the Company at any time for any reason, and with or without Cause (as defined below) or notice. If Executive's employment terminates for any reason, neither Executive nor the Company shall be entitled to any payments, benefits, damages, award or compensation other than as expressly provided in this Agreement.

     (b) Renewal. This Agreement will be automatically renewed for an additional twelve-month period after the expiration of the Term (the "RENEWAL TERM") unless either party provides written notice to the other at least thirty (30) days prior to the expiration of the Term of its decision not to renew this Agreement. If the Agreement is not so renewed, it will terminate by its own terms as set forth herein and the Company shall have no further obligation to pay Executive any compensation or any other amounts, except as provided herein or as otherwise required by law.

     2.     POSITION  AND  RESPONSIBILITIES.

     (a) Position. During the Term and any Renewal Term, Executive shall be employed by the Company with the title of Chief Executive Officer and Vice
Chairman of the Company. Executive shall perform all services appropriate to those positions and as assigned by the Company's Board of Directors (the "BOARD"). Such services shall be consistent with the Outline of Executive Roles and Responsibilities for Chief Executive Officer and Vice Chairman, a copy of which is attached hereto as Exhibit A, as such Outline may be modified by the Board from time to time due to changed business, market or economic conditions (as so modified, the "EXECUTIVE ROLES"), provided that such modifications shall be generally consistent with such positions. Executive, in such capacities, shall faithfully perform for the Company the duties of said offices and shall perform such other duties of an executive, managerial or administrative nature, consistent with the Executive Roles and the offices held by Executive, as shall be reasonably specified and designated from time to time by the Board, including, in the discretion of the Board, services to be rendered to and on behalf of the Company's subsidiaries (the "RELATED ENTITIES"). Executive shall devote sufficient time and effort to the performance of his duties hereunder, shall perform his duties with the utmost good faith and integrity and shall do his utmost to promote the interests of the Company.

     (b) Other Activity. During the Term and any Renewal Term, the Executive may undertake other investment and/or business and/or charitable activities, whether or not for pecuniary advantage, so long as such other activities (A) do not interfere with the business of the Company or any Related Entity (B) do not materially interfere with the performance of his duties to the Company or any Related Entity, (C) are not competitive with the Company and (D) do not create a conflict of interest with the Company. It is agreed that if the Company hereafter engages in business in any industry in which the Company is not so engaged on the date hereof (or proposes on or before the date hereof to so engage, and any such proposals have been disclosed as of the date hereof to Executive), any activities which the Executive engages in prior to such engagement by the Company shall not be a breach of this Section 2(b), and Executive may continue to engage in such activities thereafter.

     (c) Representations. Executive represents and warrants that his execution of this Agreement, and the performance of his duties under this Agreement do not violate any obligations the Executive may have to any other person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

     3.     COMPENSATION  AND  BENEFITS.

     (a) Compensation. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a base salary of Twenty Two Thousand Five Hundred Dollars ($22,500) per month (the "BASE SALARY"). Upon the earlier of (i) completion of the first Acquisition Transaction following the Effective Date or (ii) eight months following the Effective Date, the Base Salary shall be increased to Twenty Five Thousand Dollars ($25,000) per month. Upon the earlier of (i) completion of the second Acquisition Transaction following the Effective Date or (ii) sixteen months following the Effective Date, the Base Salary shall be increased to Twenty Seven Thousand Five Hundred Dollars ($27,500) per month. The Base Salary during the Renewal Term, if any, shall be at least Twenty Seven Thousand Five Hundred Dollars ($27,500). The Base Salary shall be payable semi-monthly (or at such other regular intervals as the Company may establish for payroll from time to time, provided such intervals or not less frequent than monthly) pursuant to the payroll procedures regularly established, and amended, by the Company or its payroll company in their sole discretion, during the term of this Agreement. The Company shall not reduce the Base Salary during the Term or any Renewal Term hereof. Executive shall not be entitled to overtime compensation.

The term, "ACQUISITION TRANSACTION" means any transaction or series of related transactions completed during the Term or the Renewal Term, if applicable, involving (i) the acquisition by the Company or any Related Entity of all or substantially all of the assets or at least 50% of the voting control or the total amount of outstanding securities (on an as-converted or exchanged to common stock or unit basis) of an entity unaffiliated with the Company or any Related Entity or (ii) any reorganization, consolidation, merger or other similar business combination between the Company or any Related Entity on the one hand, and an entity unaffiliated with the Company or any Related Entity on the other hand whereby the Company or any Related Entity, as the case may be, is the surviving entity in such transaction or transactions; and provided, in the case of either (i) or (ii) of this sentence, such transaction or transactions are approved by the Board.

     (b) Bonus. In addition to the Base Salary set forth in Section 3(a) above, the Board, or the Compensation Committee thereof, shall award Executive bonus compensation at quarterly intervals throughout the Term and the Renewal Term, if applicable, in the amounts set forth on Exhibit B hereto, subject to the achievement of the performance objectives listed therein.

     (c) Stock Options. The Compensation Committee of the Board of Directors of the Company has granted Executive Nonqualified Stock Options to purchase up to 1,900,000 shares of common stock of the Company under the terms and conditions set forth in that certain Stock Option Agreement, a copy of which is attached hereto as Exhibit C and incorporated herein by reference (the "OPTION AGREEMENT"), executed by the Company and Executive concurrently with this Agreement.

     (d) Incentive, Savings and Retirement Plans. As Executive becomes eligible, he shall be entitled to participate in all other incentive, stock option, savings and retirement plans, policies and programs made available by the Company to other senior executives of the Company.

     (e) Welfare Benefit Plans. Executive shall receive benefits under welfare benefit plans, policies and programs, including medical, dental, disability and life insurance as he becomes eligible, consistent with the Company's policy for other senior executives of the Company.

     (f) Paid Vacation. In addition to national and state designated holidays observed by the Company, Executive shall be entitled to time off per calendar year as per the Company's paid-time off policy, as amended from time to time, or such greater number of days as the Company generally affords senior executives of the Company, with full pay to Executive, beginning upon execution of this Agreement and the start of each subsequent year of employment hereunder, which shall accrue ratably during each calendar year of employment. Executive's vacation shall be taken and expire in accordance with and shall be subject to the terms of the plans and policies in effect generally as to other senior executives of the Company.

     (g) Business Expenses. The Company shall reimburse Executive for expenses reasonably incurred by Executive in carrying out his duties hereunder, promptly after presentation to the Company of receipts or other documents evidencing the incurrence of such expenses provided that the reimbursement of such expenses is consistent with the Company's reimbursement policy.

     (h) Travel and Temporary Living Expenses. The Company shall pay Executive $5,000 per month for the first twelve months following the Effective Date to cover expenses incurred by Executive in connection with Executive's temporary living expenses in San Diego County, California and transportation and other relocation expenses associated with obtaining housing in San Diego County, California.

     (i) Reservation. Subject to the requirements of applicable law, the Company reserves the right to modify, suspend, or discontinue any and all of the plans, practices, policies and programs set forth in Sections 3(d) through (g) above which apply to its senior executives generally at any time as long as such action is taken generally with respect to other similarly situated senior executives of the Company.

     4.     TERMINATION  OF  EMPLOYMENT.

     (a) Upon Death. If Executive dies during the term of this Agreement, the obligations of the Company to or with respect to Executive, under this Agreement, shall terminate in their entirety except as otherwise provided under this Section 4.

     (b) Upon Disability. Subject to applicable law, the Company may terminate Executive's employment upon 30 days written notice of termination if the Board determines in good faith that Executive is Disabled (as defined below). In the event that Executive elects to challenge the Board's determination based on a disagreement regarding a medical diagnosis concerning Executive (it being understood that all other disagreements shall be resolved pursuant to Section
8), Executive shall notify the Board of his decision, in writing, within 30 days following his receipt of the Board's written notice of termination pursuant to this Section 4(b). Within 30 days following Executive's notice of his election to challenge the Board's determination, the Company and Executive (or his authorized legal representative) shall in good faith attempt to agree on a physician for purposes of examining Executive regarding the disputed medical diagnosis; provided that if the Company and Executive (or his authorized legal representative) cannot agree on a physician within such 30-day period, then the Company and Executive (or his authorized legal representative) shall (i) each select a physician, (ii) use their commercially reasonable efforts to cause their respective selected physicians mutually to select a third physician, and
(iii) request such third physician to conduct such examination. If any physician becomes uncooperative during this process, due to no fault of any party hereto, the process shall be repeated until a cooperating physician is selected to perform the examination. The medical opinion of the physician so selected shall be conclusive on the issue of whether Executive is Disabled (to the extent disagreement on such issue is based on a medical diagnosis). "DISABLED" means that Executive is prevented or unable, after reasonable accommodation by the Company, from properly performing his substantial and material duties due to a mental or physical injury or illness for a period of 120 consecutive days (not including any vacation days) in any twelve month period or for a period of 180 total days (not including any vacation days) in any twelve-month period, and "DISABILITY" has the correlative meaning.

     (c) For Cause. Notwithstanding any other provision contained in this Agreement, the Company may terminate this Agreement immediately, at any time, for Cause. For purposes of this Agreement, "CAUSE" shall mean:

          (i) any willful breach or habitual neglect of Executive's material duties (other than due to a Disability or death) that he is required to perform under the terms of this Agreement or the Inventions Agreement (as defined in Section 6(e) herein);

          (ii) conviction for committing (A) a felony, (B) fraud, (C) financial impropriety, (D) dishonesty or (E) other act of moral turpitude;

          (iii) any knowing or deliberate violation of a requirement of the Sarbanes-Oxley Act of 2002 or other material provisions of the federal securities laws; or

          (iv) failure to obey the lawful and reasonable direction of the Board, or breach of any fiduciary duty owed by Executive to the Company or any Related Entity or their respective shareholders, in such a way that has had or will have a direct, substantial and adverse effect on the business, finances or reputation of the Company or any Related Entity.

Notwithstanding the foregoing, if there exist (without regard to this and the next succeeding sentence) events or conditions that constitute Cause under subsection (v) next above, or, to the extent no substantial and adverse effect has resulted and a cure to is reasonably probable, subsection (v) next above, the Board shall promptly notify Executive in writing of such events or conditions, in reasonable detail, including, where applicable and to the extent practicable, specific examples of acts, omissions, conduct, performance or other events or conditions which constitute Cause. Executive shall have 30 days from the date such written notice is given to cure such events or conditions and, if cured, such events or conditions shall not constitute Cause hereunder. The Board shall make the final determination regarding the existence of Cause and whether Executive has effectively cured the events or conditions constituting Cause, subject to Executive's right to dispute such determinations in accordance with
Section 8 hereof. The Company shall be entitled to suspend Executive's duties pending determination of the existence of Cause, provided that any period of suspension shall not count toward the 30-day cure period set forth above, and provided further, that the compensation and other benefits provided herein shall continue to be paid and afforded to Executive during such period.

     (d) Good Reason. Executive may terminate this Agreement upon 30 days written notice to the Board for Good Reason. For purposes of this Agreement, "GOOD REASON" means any of the following events and conditions shall have occurred without Executive's express written consent:

          (i) the assignment to Executive of any substantial and material duties inconsistent with his status or position with the Company, or any other action by the Company that results in a substantial diminution in such status or position;

          (ii)  any  material  breach  of  this  Agreement  by  the  Company; or

          (iii) a Change in Control (as defined in the Option Agreement), if following the Change in Control, Executive is not the chief executive officer of the Acquiring Corporation (as defined in the Option Agreement), reporting directly to the board of directors of such Acquiring Corporation.

          (iv) Net Exercise is deemed unavailable by the board pursuant to the last sentence of Section 4.3 of the option agreement.



Notwithstanding the foregoing, if there exist (without regard to this and the next succeeding sentence) events or conditions that constitute Good Reason, Executive shall promptly notify the Board in writing of such events or conditions, in reasonable detail, including, where applicable and to the extent practicable, specific examples of acts, omissions, conduct, performance or other events or conditions which constitute Good Reason. The Company shall have 30 days from the date such written notice is given to cure such events or conditions and, if cured, such events or conditions shall not constitute Good Reason hereunder.

     (e) Without Cause or Without Good Reason. The Board may terminate this Agreement at any time, for any reason or no reason. Executive may terminate this Agreement on fifteen (15) days' notice at any time for any reason or no reason.

     (f) Obligations of Executive on Termination. Executive acknowledges and agrees that all property, including keys, credit cards, books, manuals, records, notes, contracts, customer lists, Confidential Information (as defined in this Agreement), documents (in electronic, hard copy or other media), copies of any of the foregoing on any media and in any tangible form, and any equipment or other property furnished to Executive by the Company or any Related Entity (including prior to such Related Entity being one), belong to the Company or such Related Entity, as the case may be, and shall be promptly returned to the Company or such Related Entity, as the case may be, or destroyed if in electronic format, upon termination of employment. Further, upon termination of employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any Related Entity.

     (g)     Obligations  of  the  Company  on  Termination.

          (i) General. As of the date of termination of this Agreement, without prejudice to any other written agreements the Company and Executive may enter into from time to time, the Company's obligations to pay Executive or his estate, beneficiaries, or legal representatives any other compensation or any other amounts hereunder shall cease, except as provided in this
     Section  4(g)  or  otherwise  provided  by  law.

          (ii) Death or Disability. If Executive's employment is terminated by reason of Executive's death, Disability, this Agreement shall terminate and the Company's obligations to Executive under this Agreement shall be limited to (a) the prorated payment of Executive's salary through the date of termination to the extent not paid by then (his "PRORATED SALARY"); (b) the payment of earned and accrued bonus or additional payments due Executive, if any, at the time of termination under any bonus or incentive plans applicable to Executive or in which Executive participated prior to termination (his "EARNED INCENTIVE COMPENSATION"); (c) the payment of any additional bonus or additional payments that would have been payable to Executive had his employment continued under this Agreement for sixty (60) days after the termination of Executive's employment under any bonus or incentive plans applicable to Executive or in which Executive participated prior to termination (any such bonuses shall be paid at the same time and in the same manner as they otherwise would have been payable to Executive had his employment not been terminated) (the "CONTINGENT INCENTIVE COMPENSATION"); (d) the payment of any unused accrued paid time off through the date of termination (his "ACCRUED PTO"); (e) the payment of any reimbursable business expenses that were incurred by Executive prior to termination and documented in accordance with the Company's policies as set forth above and that were not reimbursed by the Company at the time of the termination of this Agreement (his "REIMBURSABLE EXPENSES"); and (f) the COBRA coverage described below.

          (iii) Cause. If Executive's employment is terminated for Cause, this Agreement shall terminate and the Company's obligations to Executive under this Agreement shall be limited to (a) his Prorated Salary; (b) his Earned Incentive Compensation; (c) his Accrued PTO; and (d) his Reimbursable Expenses.

          (iv) For Other Than Cause; Good Reason; Non-Renewal of this Agreement. If Executive's employment is Terminated by the Company without Cause or by Executive for Good Reason, or the Term of this Agreement expires due to the Company's election not to renew the Agreement in accordance with Section 1(b) above, this Agreement shall terminate and the Company's obligations to Executive under this Agreement shall be limited to (a) his Prorated Salary; (b) his Earned Incentive Compensation; (c) his Contingent Incentive Compensation; (d) his Accrued PTO; (e) his Reimbursable Expenses; (f) payment of contributions required to maintain continued health coverage under COBRA for a period of 18 months (the "COBRA COVERAGE"); and (g) the payment of a lump sum (the "SEVERANCE PAYMENT") equal to: (1) if
     Executive's employment is terminated by the Company without Cause, his then-current Base Salary per month multiplied by the greater of (x) twelve months and (y) the number of months remaining in the Term (prorated with respect to any partial month); (2) if Executive's employment is terminated by Executive for Good Reason, his then-current Base Salary per month multiplied by the lesser of (x) twelve months and (y) the number of months remaining in the Term (prorated with respect to any partial month), provided, however, that such number of months shall not be deemed to be less than six (6) months for purposes of this subpart (2); and (3) if Executive's employment is terminated because the Company has elected not to renew this Agreement in accordance with Section 1(b) above, his then-current Base Salary per month multiplied by six (6) months. The Severance Payment shall be paid ten (10) business days following any such termination; provided, however, that if Executive is deemed a "specified employee" pursuant to Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "CODE"), then the Severance Payment shall be paid on the six-month anniversary of the termination date (in either case, the "SEVERANCE PAYMENT DATE"). Notwithstanding anything in this Agreement to the contrary, (i) the Company shall have no obligation to make the Severance Payment unless on or before the applicable Severance Payment Date, Executive executes and delivers to the Company a full general release of claims (excluding claims for amounts payable under this Agreement), in form and substance reasonably satisfactory to the Company, against the Company and the Related Entities and their respective officers, directors, employees and agents, and (ii) the Severance Payment shall be extinguished if such general release is not executed and delivered to the Company by the later of (A) the applicable Severance Payment Date or (B) three business days after Executive's receipt from the Company of a form of general release to be executed.

          (v) Termination by Executive for Other Than Good Reason. In the event Executive terminates his employment for other than Good Reason, this Agreement shall terminate and the Company's obligations to Executive under this Agreement shall be limited to his (a) Prorated Salary; (b) Earned Incentive Compensation; (c) Accrued PTO; (d) Reimbursable Expenses; and (e) COBRA Coverage.

     5. WITHHOLDING. All payments made by the Company or any Related Entity to Executive hereunder shall be subject to applicable payroll deductions and withholdings.

     6. CONFIDENTIAL INFORMATION. "CONFIDENTIAL INFORMATION"means confidential or proprietary information of the Company or any Related Entity, including trade secrets, inventions, whether or not patentable, and all know-how related thereto, any materials for which copyright protection may be obtained, equipment, equipment configuration, research, development efforts, methodologies, testing, engineering, manufacturing, marketing, sales, finances, operations, processes, formulas, methods, techniques, devices, software programs, projections, strategies and plans, personnel information and customer information, including customer needs, particular projects and pricing. Confidential Information does not include any information that: (i) is or becomes generally available to and known by the public (other than as a result of a wrongful disclosure by Executive), or (ii) is or becomes available to Executive on a non-confidential basis from a source other than the Company or any Related Entity or any of their respective directors, officers, agents, employees, attorneys, accountants or other representatives (the "REPRESENTATIVES"), provided that such source is not and was not at the time of such disclosure bound by a confidentiality agreement with or other obligation of secrecy to the Company or any Related Entity of which Executive has knowledge.

     (b) Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of Executive or any person other than the Company and its Related Entities, the Confidential Information. Executive acknowledges that the Confidential Information is highly material to the business of the Company and the Related Entities and that the unauthorized disclosure of such information to or its use by others could cause substantial harm to the Company, for which the Company may seek any remedies available at law or in equity. This covenant shall survive the termination of this Agreement and the Inventions Agreement.

     (c) In the event that Executive is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes or otherwise by law) to disclose any Confidential Information, Executive shall (i) provide the Company with prompt notice thereof and copies of the documents requested or required to be disclosed so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement, and (ii) consult with the Company as to the advisability of the Company's taking of legally available steps to resist or narrow such request.

     (d) Executive therefore expressly agrees that if Executive breaches or threatens to breach any of the covenants of this Section 6, the parties acknowledge that the damage or imminent damage to the business or goodwill of the Company or its Related Entities would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the Company shall be entitled to injunctive relief against Executive in the event of any such breach or threatened breach, in addition to any other relief (including damages) available to the Company under this Agreement, at law or in equity.

     (e) Concurrently herewith, the Company and Executive are entering into that certain Inventions and Proprietary Information Agreement, a copy of which is attached hereto as Exhibit D (the "INVENTIONS AGREEMENT").

     7. INDEMNIFICATION. The Company shall indemnify Executive (a) to the extent provided in the Company's Articles of Incorporation, as the same may be amended from time to time, and (b) to the maximum extent permitted by law and
(c) pursuant to the Company's standard indemnification agreement with its officers and directors, as the same may be in effect from time to time, all in accordance with applicable law. The Company shall maintain Directors and Officers liability insurance, and arrange for Executive to be covered by such insurance, in an amount of not less than $5 million. At no time shall the indemnification provided to the Executive be less than the most favorable indemnification provided to any other senior executive or Board member of the Company or any Related Entity.

     8. DISPUTE RESOLUTION. All disputes ("CLAIMS") between the parties arising from or relating to this Agreement or the Company's employment of Executive, whether or not pursuant to this Agreement, shall be resolved by binding arbitration as provided in this Section 8. The parties each waive their right to commence an action in any court to resolve any Claim, and each party agrees not to initiate or prosecute any lawsuit in any way related to any Claim; provided, however, that this Section 4(b) shall not apply to any Claim (i) for workers compensation or unemployment benefits; or (ii) by the Company for injunctive or other equitable relief; or (iii) the determination of Disability (which shall be determined pursuant to the procedures set forth in Section 4(b)). With respect to matters referred to in clause (ii) next above, the Company may seek and obtain injunctive relief in court, and then proceed with arbitration under this Agreement.

     (b) A Claim must be processed in the manner set forth below, otherwise the Claim shall be void and deemed waived even if there is a federal or state statute of limitations which would allow more time to pursue the Claim.

          (i) The Claim must initially be noticed in writing by the party bringing the Claim (the "AGGRIEVED PARTY") to Executive or the Board, as the case may be (the "OTHER PARTY"). The Aggrieved Party and the Other Party shall attempt to resolve the Claim in good faith for at least thirty
     (30)  days  following  the  giving  of  such  notice.

          (ii) If the Aggrieved Party and the Other Party cannot resolve the Claim, then either party may initiate arbitration. The initiating party shall promptly notify the other of its intent to arbitrate the Claim.

     (c) The arbitration shall be conducted in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association ("AAA") before a single arbitrator. The arbitration shall be conducted in the English language and shall take place in San Diego, California.

     (d) Each party shall have the right to take the deposition of three individuals and any expert witness designated by the other party. Each party also shall have the right to make requests for production of documents to any party. Additional discovery may be had only where the arbitrator so orders, upon a showing of substantial need. All issues related to discovery will be resolved by the arbitrator. The parties waive the provisions of any law that modifies, expands or adds to the discovery and deposition rules set forth in this Section 8(d).

     (e) The arbitrator shall not have the authority to (i) adopt new policies or procedures for the Company or any Related Entity; (ii) modify this Agreement or any existing policies, procedures, wages or benefits of the Company or any Related Entity; or (iii) hear or decide any matter that was not processed in accordance with this Agreement. The arbitrator shall have exclusive authority to resolve any Claim, including a dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, or any contention that all or any part of this Agreement is void or voidable. The arbitrator shall have the authority to award any form of remedy or damages that would be available in a court, provided that neither party shall seek, and the arbitrator shall have no authority to award, punitive or exemplary damages.

     (f) Each party shall pay one-half of all reasonable and necessary fees of the AAA and the arbitrator above $10,000. The first $10,000 of such fees shall be paid by the Company. Notwithstanding the foregoing, the arbitrator shall have the power to award reimbursement of all of such fees (not including attorneys' fees), to either party.

     (g) The arbitration shall be conducted in private, and will not be open to the public or the media. The testimony and other evidence presented, and the results of the arbitration, unless otherwise agreed by both parties, shall be confidential and shall not be made public or reported by either the Company or Executive.

     (h) The arbitrator shall render a written decision and award (the "AWARD"), which shall set forth the facts and reasons that support the Award. The Award shall be final and binding on the Company and Executive.

     9.     NON-SOLICITATION.

     (a) Executive agrees that for the duration of the Term, any Renewal Term, and for twelve (12) months after the later of the expiration of the Term or any Renewal Term (collectively, the "COVENANT PERIOD"), Executive shall not, directly or indirectly, (i) solicit or assist any other Person to solicit any business (other than business that is not substantially similar to the Business) from any Person who is at the time a customer of the Company or any Related Entity or any Person that was a customer of the Company or any Related Entity within twelve (12) months of the date thereof; or (ii) take any action that would reasonably be expected to have the effect of discouraging any Person who is at the time a lessor, licensor, customer, supplier, licensee, business prospect or other business associate of the Company or any Related Entity or any Person who had such a relationship with the Company within twelve (12) months of the date thereof, from entering into or maintaining, or causing it to terminate or cease, its relationship with the Company or any Related Entity.

     (b) Executive agrees that during the Covenant Period, Executive shall not, directly or indirectly, (i) solicit or encourage any employee of the Company or any Related Entity to leave or reduce his or her employment; or (ii) hire or offer employment, including as a contractor or consultant, to any employee of the Company or any Related Entity.

     (c) Executive agrees that during the Covenant Period, Executive shall not, directly or indirectly, solicit or encourage any consultant or other contractor then under contract with the Company or any Related Entity to cease or diminish his or her work with such entity.

     10. FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

     11. TITLES AND HEADINGS. The section and paragraph titles and headings contained herein are inserted purely as a matter of convenience and for ease of reference and shall be disregarded for all other purposes, including the construction, interpretation or enforcement of this Agreement or any of its terms or provisions.

     12. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court, tribunal or other governmental body, arbitrator or mediator not to be enforceable in accordance with its terms, the parties agree that such governmental body, arbitrator or mediator making such determination shall have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

     13. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned without the prior written consent of each other party; provided, however, that the Company may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any successor by merger or consolidation and that the Executive may assign, in his sole discretion and subject to applicable law, any or all of his rights and interests under this Agreement so long as the Executive solely performs all duties hereunder. Any assignment in violation of the preceding sentence shall be null and void and of no force or effect. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

     14. AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

     15. NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, or any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. No waiver by any party of any default, misrepresentation or breach hereunder, whether intentional or not, shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced, and no such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

     16. NOTICES. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, return receipt requested, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service whereby successful delivery is confirmed by such courier service, and in each case, addressed to a party at the address for such party on the signature page hereof.

     17. GOVERNING LAW. This Agreement and the performance of the transactions and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California applicable to contracts negotiated, executed and to be performed entirely within such State.

     18. THIRD-PARTY BENEFICIARIES. This Agreement is made solely for the benefit of the parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right or remedy by virtue hereof except as otherwise expressly provided herein.

     19. REPRESENTATION BY COUNSEL. Executive acknowledges that he has been represented by legal counsel in connection with this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

     20. IRC SECTION 409A. To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the Code and the regulations and guidance promulgated thereunder, (i) the provisions of this Agreement shall be interpreted in a manner to comply in good faith with Section 409A of the Code, and (ii) the parties hereto agree to amend this Agreement, if necessary, for the purposes of complying with Section 409A of the Code promptly upon issuance of any regulations or guidance thereunder; provided that any such amendment shall not materially change the present value of the benefits payable to Executive hereunder or otherwise materially and adversely affect Executive, or the Company or any of the Related Entities, without the written consent of Executive or the Company, as the case may be.

     21. SURVIVAL. The terms and provisions of Section 4(g) through this Section 21, inclusive, shall survive the termination hereof and the termination of the Company's employment of Executive.

     22. COUNTERPARTS. This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

     23. ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between the Company and Executive.

     24. FACSIMILE EXECUTION. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

     SPACEDEV,  INC.

     By: /s/ James W. Benson
         ---------------------------
          James W. Benson
          Chief Executive Officer

     Address:  13855  Stowe  Drive
               Poway,  CA  92064
               Fax:  (858)  375-1000


     EXECUTIVE:

         /s/ Mark N. Sirangelo
         ---------------------------
             Mark N. Sirangelo

     Address:  13855  Stowe  Drive
               Poway,  CA  92064
               Fax:  (858)  375-1000

                                                                       EXHIBIT A

                 OUTLINE OF EXECUTIVE ROLES AND RESPONSIBILITIES

-  Corporate  Direction  -
     -  Develop  with  the  Chairman  the  Company's  long range strategic plan;
     -  Develop  with  the  CFO  the  Company's annual business operations plan;
     -  Provide  the  leadership  for  the  entire  Company;
     - Work toward achieving the business, operational, and financial goals of the Company;
     - Ensure that the mission of the Company is clear via effective communication, and that the core values of the Company are put into practice via effective reinforcement;
     -  Identify,  develop  and  direct the implementation of business strategy;
     - Have, with the CFO, fiscal responsibility consistent with Company control procedures and established policies; and,
     - Plan and direct the organization's activities to achieve stated/agreed targets and standards for financial and trading performance, quality, culture and legislative adherence.
-  Executive  and  personnel  management  -
     - Work with senior staff to establish long-range goals, strategies, growth plans and policies;
     - Have final hire and termination authority for all employees, contractors and agents of the Company consistent with and subject to any established Board policies;
     - Have final review authority for performance and compensation evaluation of Company personnel, subject to any established Board policies;
     - Have review and recommendation authority for the issuance of options, warrants and other such equity to Company personnel, subject to any established Board policies;
     -  Recruit,  recommend  and  develop  executive  team  members;
     -  Direct  functions  and  performance  via  the  executive  team;


                                    PAGE A-1


     -  Manage  senior  staff  and  internal  business  leaders;
     -  Measure  senior  staff  performance;
     -  Provide  performance  feedback  to  senior  staff and Company personnel;
     -  Inspire  senior  staff  to  higher  levels  of  performance;  and,
     -  Attract  and  retain  executive  talent.
-  Company  Expansion  -
     -  Spearhead  strategic  Company  initiatives;
     -  Lead  acquisitions,  merger  and  venturing  activities;  and,
     -  Direct  organizational  changes  and other internal improvement efforts.
-  External  and  Shareholder  Activities  -
     - Represent the Company to customers, employees, investors, business partners, and community leaders;
     - Maintain and develop organizational culture, values and reputation in its markets and with all staff, customers, suppliers, partners and regulatory/official bodies;
     -  Report  to  stockholders/board  on organizational plans and performance;
     and,
     - As Vice Chairman, plan for and conduct, along with the Chairman, the Company's Board of Directors meetings and Annual Stockholder's meeting


                                    PAGE A-2


                                                                       EXHIBIT B
                            PERFORMANCE BONUS AMOUNTS
                                 AND OBJECTIVES

Upon achievement of each performance objective listed below, the bonus award next to each such performance objective shall become payable to Executive upon achievement, provided, that Executive remains an employee of the Company through the date of such achievement, except as otherwise set forth in this Agreement.

All determinations of gross revenue and operating income shall be made in accordance with GAAP.

Item    Bonus  Award     Performance Objective

1         $25,000        Upon  the  listing  of  the  Company's common stock for
                         trading  on  the  New  York  Stock Exchange, the Nasdaq
                         National  Market  or  the  American  Stock  Exchange.

2         $50,000        Following,  and conditioned upon the achievement of the
                     performance  objective  in  Item  1  above,  upon   the
                     completion of each Secondary Offering Financing Transaction (as defined below).

3        $25,000         Upon  the  completion of each Financing Transaction (as
                         defined  below)  other  than   a   Secondary   Offering
                         Financing Transaction, whereby the aggregate gross proceeds received by the Company are at least $4 million.

4        $25,000         Upon  the completion of each Acquisition Transaction in
                         which  the  aggregate consideration paid by the Company
                         to  the  target  company,  its  equity  holders  and/or
                         creditors  is  over  $10  million (consideration may be
                         cash,  equity  or debt, or any combination thereof) and
                         involving payment of a fee or commission by the Company
                         to  one  or  more  investment  banks, finders, business
                         brokers  or  other  third  party  financial advisors or
                         agents.  For  avoidance of doubt, the completion of the
                         Acquisition   Transaction   with    Starsys    Research
                         Corporation shall be deemed to achieve the performance objective set forth in this Item 4, but not Item 5.



5        $50,000         Upon  the completion of each Acquisition Transaction in
                         which the aggregate consideration paid by the Company to the target company, its equity holders and/or creditors is over $10 million (consideration may be cash, equity or debt, or any combination thereof) NOT involving payment of a fee or commission by the Company to one or more investment banks, finders, business brokers or other third party financial advisors or agents.


                                    PAGE B-1


6        $12,500         If  the  Company's  gross  revenue  for the fiscal year
                         ending  December  31, 2006 ("Fiscal 2006"), which shall
                         be  determined in good faith by the Board in accordance
                         with  GAAP,  is  in excess of the projected revenue for
                         Fiscal  2006  as  set  forth  in  the annual budget for
                         Fiscal  2006  approved by the Board. Such annual budget
                         shall  be  updated  to    reflect    any    Acquisition
                         Transactions  that  are  completed  during Fiscal 2006.
                         This  bonus  award  shall  be  paid  on April 15, 2007.



7        $12,500         If  the  Company's  operating  income  for Fiscal 2006,
                         which shall be determined in good faith by the Board in accordance with GAAP, is in excess of the projected operating income for Fiscal 2006 as set forth in the annual budget for Fiscal 2006 approved by the Board.
                         Such annual budget shall be updated to reflect any Acquisition Transactions that are completed during Fiscal 2006. This bonus award shall be paid on April
                         15,  2007.



8        $12,500         Upon  the  achievement  of  a performance objective for
                         Fiscal 2006 to be determined mutually by the Board and Executive. This bonus award shall be paid on April 15, 2007.



9        $12,500         If  the  Company's  gross  revenue  for the fiscal year
                         ending  December  31, 2007 ("Fiscal 2007"), which shall
                         be  determined in good faith by the Board in accordance
                         with  GAAP,  is  in excess of the projected revenue for
                         Fiscal  2007  as  set  forth  in  the annual budget for
                         Fiscal  2007  approved by the Board. Such annual budget
                         shall  be  updated  to    reflect    any    Acquisition
                         Transactions  that  are  completed  during Fiscal 2007.
                         This  bonus  award  shall  be  paid  on April 15, 2008.



10       $12,500         If  the  Company's  operating  income  for Fiscal 2007,
                         which shall be determined in good faith by the Board in accordance with GAAP, is in excess of the projected operating income for Fiscal 2007 as set forth in the annual budget for Fiscal 2007 approved by the Board.
                         Such annual budget shall be updated to reflect any Acquisition Transactions that are completed during Fiscal 2007. This bonus award shall be paid on April
                         15,  2008.



11       $12,500         Upon  the  achievement  of  a performance objective for
                         Fiscal 2007 to be determined mutually by the Board and Executive. This bonus award shall be paid on April 15, 2008.


                                    PAGE B-2


During the Renewal Term of this Agreement, if any, Executive shall be eligible for (a) a $12,500 bonus upon the achievement of each of three performance objectives to be determined mutually by the Board and Executive and (b) any other bonuses determined mutually by the Board and Executive.

"FINANCING TRANSACTION" means any transaction or series of related transactions approved by the Board involving the sale of either equity or debt by the Company for the primary purpose of capital raising.

"SECONDARY OFFERING FINANCING TRANSACTION" means any Financing Transaction pursuant to an underwritten public offering.



                                    PAGE B-3


                                                                       EXHIBIT C
                         FORM OF STOCK OPTION AGREEMENT
                                   (Attached)

                                    PAGE C-1




                                                                       EXHIBIT D
                          FORM OF INVENTIONS AGREEMENT
                                   (Attached)




                                    PAGE D-1